EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 14, 2020 with respect to the statements of condition including the related portfolios of REIT Income Portfolio 2020-2, Diversified Healthcare 2020-2, Energy Portfolio 2020-2, Financial Institutions Portfolio 2020-2 and Utility Income Portfolio 2020-2 (included in Invesco Unit Trusts, Series 2053) as of May 14, 2020 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-237307) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
May 14, 2020